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                       SECURITIES AND EXCHANGE COMMISSION
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

                                    FORM 15

           Certification and Notice of Termination of Registration
          Under Section 12(g) of the Securities Exchange Act of 1934
         or Suspension of Duty of File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                         Commission File Nos. 333-52233

          Green Tree Recreational, Equipment and Consumer Trust 1999-A
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      1100 Landmark, 345 St. Peter Street,
                   Saint Paul, MN 55102-1635, (651) 293-3400
          ------------------------------------------------------------
                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Green Tree Recreational, Equipment and Consumer Trust 1999-A
                   $45,000,000   5.096% Class A-1 Notes
                   $61,500,000   5.502% Class A-2 Notes
                   $84,500,000   5.816% Class A-3 Notes
                  $155,000,000   6.430% Class A-4 Notes
                   $35,000,000   6.620% Class A-5 Notes
                  $111,000,000   6.840% Class A-6 Notes
                   $31,500,000   7.400% Class M-1 Notes
                   $30,000,000   7.910% Class M-2 Notes
                   $21,000,000   9.090% Class B-1 Certificates
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
              (Titles of all other classes of securities for which
                     a duty to file reports under Section
                            13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)      [ ]
    Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6                [ ]
    Rule 12h-3(b)(1)(i)     [X]

    Approximate number of holders of record as of the certificate or notice date: 47

    Pursuant to the requirements of the Securities Exchange Act of 1934, Conseco Finance Corp., on behalf of Green Tree, Recreational, Equipment and Consumer Trust 1999-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 3/20, 2001                                By: /s/ Phyllis A. Knight
     -----------                                    ---------------------------
                                                    Phyllis A. Knight
                                                    Vice President and Treasurer